Exhibit 99.1

Gordon, I want to thank you on behalf of the entire Brush organization and the Board of Directors for the terrific leadership you have provided over the past 15 years. You have a great reputation, and are well respected and much appreciated from the plant floor to the shareholder base. You have inspired a deep and enduring dedication among employees, set a strong standard of ethics, and have led us through highly successful business transition......I would also like to mention how much I have appreciated your mentorship during the 5 years I have been with the Brush organization... again, my thanks and gratitude to you.
Now let’s begin my review:
2005 was a year of both progress and challenge. We made excellent progress in a number of important areas, especially in our top line growth. But we also had disappointments. Chief among those was the lack of earnings flow through from the $ 45 million in increased sales over 2004. Our margins were pressured by a change in mix and rapidly accelerating raw material costs, particularly copper.
Beyond the 9 percent increase in sales in 2005, we made considerable progress on our other key strategic initiatives. First, we were successful in advancing new products in expanding markets...second, we extended our reach internationally, third, we acquired 3 companies that will provide solid accretive results in 2006 along with a platform for exciting future growth... fourth, we achieved further progress in reducing costs and advancing productivity through our Lean Six Sigma initiatives....and finally, we continue to strengthen our balance sheet, adding to the size of our lines, yielding the capacity and financial flexibility to support our expected future growth. I’ll share my perspectives on each of these initiatives and their implications for our future with you in a moment. But first, I’d like John Grampa, our VP of Finance and CFO to provide a recap of 2005 and an update on our 1st quarter.

GRAMPA
Thank you Dick and congratulations on your well-deserved appointment. I’ve enjoyed working with you and look forward to working together to advance the company even further.
Before I begin, I’d also like to publicly express my appreciation to you, Gordon, on behalf of not only myself and my family, but also on behalf of the employees and shareholders of the company. You are leaving the company in good hands and in much better shape than you found it. Because of you, Brush Engineered Materials is a better place and has a brighter future. You can trust that the management team you put in place will continue to uphold and build on your values and continue to build Brush Engineered Materials into the company you know it can become.
Thank you!
Now, I’d like to review our current financial performance beginning with a review of 2005, followed by comments on the first quarter of 2006 and our outlook.
As you know, 2005 was a year of contrasts. As Dick pointed out, the company continued to make excellent progress in a number of very important areas.
However, in spite of the progress made, the company didn’t generate the improvement in profitability we expected in 2005 due to escalating material costs (primarily copper) and a weaker mix which combined to drive margins down. In addition, inventory corrections in our major markets stalled our growth beginning in late 2004, carrying into 2005.
A combination of pricing actions late in the year plus visible progress with our other initiatives to broaden our business base and improve our mix along with improving market conditions allowed us to finish the year with some optimism for 2006 and beyond.
Revenue grew by $45 million or 9% to $541 million in 2005 following $95 million or 24% growth in 2004.
While about one fourth of the 2005 sales growth was metal price inflation, the progress of the past three years coupled with what we’re seeing in early 2006 reinforces our stated goal of growing the company in the range of 8% to 12% per year, inflation adjusted, over time.
Visible on this chart as well, is that sales per employee continues to steadily increase. Over the past three years, sales per employee has grown by almost 40%.
Our augmentation efforts led to three acquisitions in 2005. One of which was closed in the first week of 2006.
An important dimension of our strategy, these acquisitions support and expand the physical vapor deposition capabilities of Williams Advanced Materials which is today our largest, most profitable and fastest growing subsidiary.
These acquisitions bring to the Williams’ customer-base an expanded set of products, technologies and capabilities.
In 2006, we expect revenue of $37 to $39 million from these acquisitions and $6 to $7 million of added operating profit.
Just as we have seen in each of the last three years, another notable accomplishment in 2005 was the on-going strengthening of our balance sheet.
Debt was reduced an additional $15 million, in spite of the cash that was committed to acquisitions. This brought the total debt reduction of the past three years to over 50%, and our year end debt to total capital ratio to 21%. Our balance sheet is very, very strong.
In 2005, we also prepaid $30 million of expensive subdebt, which reduces interest expense by over $4 million.
And, we expanded our revolving credit line by $20 million and our precious metal consignment lines by $25 million.
These actions increase our financing capacity and our financial flexibility which in turn support our expected growth, especially the growth at Williams.
As I commented earlier, our growth in 2005 did not lead to the profit improvement we would have expected due to the continued escalation of raw material costs, especially copper.
After growing nicely in each of the previous two years, our gross margins fell by 200 basis points in 2005.
While the margin drop was in part due to mix shifts in our business, it was to a large extent due to a rapid increase in copper prices, increases that we haven’t been able to entirely pass on to our customers.
In the past three years, copper prices have increased three-fold, with almost half of that occurring in 2005.
Unfortunately, this trend hasn’t abated. Thus far in 2006, copper prices are up an additional 65% to 70%. It’s been difficult to maintain our margins in this environment.
Nonetheless, through a series of pricing actions and copper hedging techniques, we have been able to steadily narrow the negative affect of the rising copper price quarter after quarter coming into 2006.
Metal price escalation remains a concern, we are working hard, every day to limit the affect on our P&L.
2005 finished with our major markets showing signs of strengthening.
Order entry was climbing steadily, and most of our markets were gaining momentum.
Our product and market development efforts, our geographic expansion activities and our niche acquisitions were positioning us well to take advantage of any market lift.
This improving order trend continued into 2006. The first quarter 2006 order entry was almost 30% higher than one year ago.
As you know, we announced our first quarter’s results this past week and along with the announcement, we raised our outlook for the year.
The first quarter was a strong quarter.
It was the 13th consecutive quarter of year-over-year sales growth and a new high sales quarter even after adjusting for metal price inflation.
Sales were up 29% or $37 million to $168 million. Pretax profit was up 60%. Net income and earnings per share were up 22%.
The strong sales growth in the first quarter was driven by a combination of increased demand from the company’s major markets, added sales from acquisitions and higher metal prices.
Demand for consumer electronics is a primary factor in driving today’s organic business growth. Cell phone, hard disk drive and disk drive arm demand is pulling through materials from three of our businesses – WAM, Alloy and TMI.
Growth in industrial products was also an important first quarter factor. Here, our alloy bulk products business and our new Toughmet materials grew significantly.
Isolating factors such as metal prices, currency differences and the impact of acquisitions shows that the company’s organic growth in the first quarter was a solid 21%.
WAM grew 38% and Alloy Products grew 14%. Sales of our new Toughmet material grew 70%. Double digit growth occurred in almost all of our remaining product lines.
Our acquisitions added $8.7 million of sales at attractive margins which helped to offset $6.1 million of non-repeat high margin James Webb Telescope materials we shipped in the first quarter of 2005.
Metal price inflation in the first quarter was about 7%, the majority of which we’re pleased to say we were able to pass along or had hedged.
After falling throughout 2005, our gross margin % began to recover in the first quarter of 2006, increasing 1.5 points to 20.4% compared to 18.9% in the fourth quarter of 2005.
This improvement is due to the volume growth and our acquisitions plus the initiatives we have been taking to arrest the impact of the rapidly escalating material costs, including copper. These actions included price increases, changes in metal pass through practices with specific customers, hedge contracts, and efforts to reduce costs.
We’re committed to improving our margins further and expect improvement in the second quarter of the year as well.
In the first quarter, as well as in subsequent quarters of 2006, it’s important to recognize that results comparisons, when measured in EPS or earnings per share terms, will be affected significantly by a change in income tax accounting.
As was previously announced, the company began to record a higher quarterly provision for income tax which negatively affects earnings comparisons to the prior year.
This is due to a change in the company’s deferred tax asset accounting.
A 32% effective tax rate was applied to the current quarter’s income before income tax compared to an 11% effective tax rate for the first quarter of 2005. This affects the first quarters comparison to the prior year by approximately $.05 a share. On a pre-tax basis, earnings were $7.7 million in the quarter compared to $4.8 million in the prior year, an increase of 60%.
The positive factors of the first quarter have continued thus far in the second quarter. We currently expect these conditions to continue throughout the second quarter, and thus expect second quarter results to be similar to those of the first quarter. At this time, sales for the second quarter are expected to be in the range of $160 to $170 million, up approximately 20% to 25% compared to the second quarter of the prior year. Earnings are expected to be in the range of $0.25 to $0.30 per share. On a pretax basis, that’s an earnings growth of from 25 to 50%.
While our markets are subject to inventory swings and macro economic factors could always yield a softer second half compared to the first half, based on the strength of the first quarter and the outlook for the second quarter, we have revised the outlook for the year upward. Earnings are expected to be in the range of $0.95 to $1.10 per share, up $0.15 per share compared to the previous estimate provided. On a pretax basis, that would be a year-over-year improvement of from 60% to 85%.
In summary, we are ...

✓ Encouraged by conditions in most of our markets and our initiatives to grow sales

✓ Very pleased with progress of acquisitions

✓ Confident about progress we’re making with our margin improvement initiatives

✓ See a strong and similar second quarter and overall, a very good 2006.

Thank you!

Dick
You have heard from John on the recap of 2005 and our stronger than expected first quarter and higher estimates for the balance of the year. These results and expectations are due to strong markets and new products continuing to gain favor in the marketplace. While we are careful not to extrapolate the exceptional strength of the first quarter, as our markets, particularly electronics, are exposed to inventory build swings in our customer base....we are optimistic about the company’s future. With this in mind, I would like to spend some time focusing on our exciting strategy from which we expect good results for our shareholders.
Fundamentally, the common fiber tying together the cultural fabric of the Brush family of companies is the shared mission to create value through innovative materials and services which make our customers more competitive on a global basis. We have been working hard to bring our strengths and core competence to existing customers, new customers, new markets, and new applications...while, at the same time, broadening our geographic base. This strategy is intended to increase our revenues and earnings while reducing sales and earnings cyclicality. I am happy to report that we are making good headway in all of these areas and will share some examples in a few minutes that illustrate the extent of our progress.

Additionally, our improved balance sheet and financial flexibility has provided the opportunity for us to make several very strategic acquisitions which are providing revenue growth, accretive earnings, and are adding to our geographic, technological, and market breadth. As we move forward, we will continue to seek out strategic opportunities that provide fast accretive results, offer good platforms for growth, and continue to broaden our technology and geographic base.
In addition to the core strategic initiatives to grow the company, we are working hard to improve our margins in all of our businesses. Most important is in Alloy...where both pricing and restructuring actions are being taken....recent restructuring moves include the consolidation of our U.S. strip service centers and R&D activities into one location, providing lower costs and better service to our customers. The Alloy team is committed to continuing to improve this segment of our metals business which has been the most heavily challenged during the last several years. Good progress is being made on the cost and pricing front...and a healthy portfolio of exciting new products bodes well for strengthening margins through product differentiation. We are targeting to improve margins by 100 to 200 basis points in the near term. Our biggest challenge continues to be rising copper prices. Copper has increased by a multiple of four since prices began to escalate. Our ability to pass through copper pricing to our customers continues to improve...and this, along with copper hedges, is expected to continue to minimize the impact of the copper frenzy, which is driven largely by the high demand from China’s infrastructure build and constrained smelting capacity globally.
I would now like to spend a few minutes on several new products, but also put into perspective several of the markets we are targeting with our new products.....portable consumer electronics, such as cell phones, the hard disk drive market, oil and gas, aerospace and defense, and not shown on the slide, the heavy equipment and mining industry. All of these markets are growing rapidly and are expected to remain solidly positive for the next several years. Our objective is to grow our application intensity within these growth markets, thereby, providing a significant increase in sales and profitability.
The hard disk drive market is rapidly expanding from the intense demands for more data storage...anywhere you look, the thirst for more storage from consumer devices is unrelenting...IPODS, cell phones, laptops, cameras, to the next generation of televisions. Williams Advanced Materials has developed physical vapor deposition, or PVD, targets that deposit the thin film metallic materials onto the disk drive media.
Historically, Williams supplied the materials into the disk drive head, but has now successfully penetrated the much larger disk drive media market where a materials technology shift is underway from a lateral to a vertical media, creating a much larger disk drive capacity. Williams is there with new material developments to meet the technical challenges posed by greater customer demands.
Our Technical Materials, Inc. business, or TMI, is also enjoying exciting growth from this segment by providing materials for a lighter weight clad aluminum/stainless disk drive arm. In this application, TMI provides the enabling technology for low inertia requirements in laptops to provide improved performance for 1.5” and 2.5” drives....new models are now being introduced by Seagate and Hitachi which include TMI’s disk dive arm. So far, TMI is the only supplier capable of the technical demands.
Cell phones and other portable devices are becoming smaller, thinner and more demanding of performance ...miniaturization is the rallying cry....Our Alloy division is there with an improved alloy, 290B, providing higher strength and improved formability, essential to the miniaturization and reliability demands of critical connectors, such as battery contacts and ear jacks. Cell phones, the Apple IPOD, and new generation PDA’s are typical examples of where the demand for smaller and feature-rich devices results in the use of our products. Williams Advanced Materials is also the leading supplier of evaporation materials used on cell phone frequency and oscillator devices.
Elsewhere, Williams is leading the way in miniaturization demands with its new UBM, or under bump metallization, materials for semiconductors. As semiconductors become physically smaller, the classical wire bonding is being eliminated and replaced by specialized materials that are deposited through physical vapor deposition processes, providing a new methodology for electric contacts....this technology, known as flip chip”, provides the ability to reduce the physical size of a semiconductor by a factor of ten. The underlying growth of this market is for greater than the overall growth of the semiconductor market. Williams precious metal UBM product is the quality standard of the industry.
The aerospace market also continues to expand, both in defense and commercial applications... In our Beryllium Products group, materials advancements in near net shape casting is critical for the economic production of new FLIR targeting systems that are increasingly being used on new military aircraft (both manned and unmanned), and on retrofits of existing aircraft. In fact, infrared optic systems using our AlBeMet product is even finding its way into mobile weapon systems being used by our ground troops.
We are also in the process of the detail design of a new beryllium pellets production facility. The new plant is being financially supported through Title III Department of Defense funding. This commitment by the federal government highlights the importance of Beryllium Products to our future and to our homeland security.
As the new Boeing and Airbus platforms, such as the Boeing 787 Dreamliner, and Airbus 350 and 380 go into production, the demands for higher performance materials are also taking off. Alloy’s new, non-beryllium product, ToughMet, is solving numerous bushing and bearing challenges on the new aircraft, along with retrofits of existing aircraft. Higher loads in combination with fuel efficiency demands are bringing a broadening set of applications for ToughMet’s unique property set of high strength and high lubricity .... This same property set along with corrosion resistance is also driving an accelerating set of applications in the oil and gas industry.....ToughMet is actually an enabling technology for new directional drilling techniques...paving the way to efficiently explore for and recover new energy resources. Further, ToughMet is replacing other competitive materials, not only other copper-based alloys, but also high nickel alloys and titanium alloys...the unique property set of ToughMet provides a total lower cost for the designer in many challenging applications.
In addition to our expanding universe of material solutions for growth markets, we are reinforcing our ability to service our expanding global customer base. Within the last 6 to 9 months Williams has added marketing and sales offices in Korea, Japan, and China, along with a soon to be opened service center in Suzhouo, China, and a new shield kit cleaning service operation in the Czech Republic. Our Alloy division has led the way in our international expansion...in the first quarter of 2006, 55% of sales are outside the U.S., and an incredible 65% of Alloy’s strip sales are now outside of the U.S. The ongoing growth in Asia presents a tremendous challenge but also an opportunity for Brush, and we intend to continue to advance our capabilities to service this rapidly growing region of the world. As we look forward we will also be seriously considering further expanding our manufacturing base in Asia.
As we work to continue to broaden our market and geographic base, we also continue to lessen our reliance upon the historic beryllium- based businesses for the majority of our growth.....in 2006, we expect that over 55% of our sales will be from non-beryllium-based products....and over 80% of our expected growth in 2006 is expected to come from non-beryllium-based products....driven by our Williams Advanced Materials business which continues to rapidly grow through product innovation. Their business model allows them to target attractive growth opportunities while maintaining a low capital intensity,. Strong ongoing organic growth, continuing product diversification and new acquisitions will continue to expand our revenue base beyond our traditional beryllium- based products.
In 2006 we will also benefit from the full impact of our recent 3 acquisitions, OMC Scientific in Ireland, Thin Film Technology in California, and CERAC in Milwaukee.. All 3 acquisitions augment the technology, markets, and service capabilities of Williams Advanced Materials. The integration of these new companies has gone extremely well, and we are happy to have on board strong new management teams that fit very well into the culture of Brush Engineered Materials. First year expected results are a strongly accretive at $6 — $7 million of operating income. These acquisitions all bring new horizons of growth opportunities, and under WAM’s proven, dynamic leadership, I expect more good things to come!
In summary, we plan to provide steadily growing earnings for our shareholders by working closely with our customers to provide value through innovative products and services that grow our sales and earnings by a multiple of the GDP. We are off to an impressive start in 2006, and we believe that our strategy of product innovation targeting at growing markets and applications, geographic expansion, customer service, strategic acquisitions, and a continuous focus on cost and waste reduction will be a long-term winner for the shareholders of Brush Engineered materials.
Again, I would like to thank you Gordon, our Board of Directors, the strong Brush management team, and all of our passionate employees who are dedicated to implementing a winning strategy.
And now I will open for questions.